EXHIBIT 99.2

CHARLES RIVER ASSOCIATES (CRA)

FIRST QUARTER FISCAL YEAR 2011

EARNINGS ANNOUNCEMENT

PREPARED CFO REMARKS

CRA is providing a copy of prepared remarks by CFO Wayne Mackie in combination with its press release. These remarks are offered to provide the investment community with additional information on CRA’s financial results prior to the start of the conference call. As previously announced, the conference call will begin today, April 28, 2011 at 9:00 am ET.  These prepared remarks will not be read on the call.

Please note that this marks the first quarter we are reporting our results using the Company’s recently changed fiscal year end from the last Saturday in November to the Saturday nearest December 31. Under the new reporting schedule, each year will now have four 13-week quarters beginning with this quarter, compared with our prior schedule of reporting three 12-week quarters and one 16-week quarter.  Our 2011 fiscal year began January 2, 2011 and will end December 31, 2011.  It should be noted that we have not recast our previously reported fiscal 2010 results.  This means that our fiscal 2011 quarterly results will not be directly comparable to our fiscal 2010 quarterly results.

All comparisons of Q1 of fiscal 2011 to Q1 of fiscal 2010 are affected by the inclusion of 13 weeks in 2011 versus 12 weeks in 2010, as well as seasonality differences that result from the December holiday period being part of Q1 of fiscal 2010 but not part of Q1 of fiscal 2011.  As we report each quarter during fiscal 2011, we will clearly point out the different periods covered.  We believe the temporary comparability issues are more than offset by the benefits of a more traditional calendar cycle.

Q1 2011 Summary (13-weeks ended April 2, 2011)

•                  Non-GAAP Revenue: $77.0 million

•                  Non-GAAP Net Income: $4.3 million, or $0.40 per diluted share

•                  Operating Margin: 10%

•                  Utilization: 75%

•                  Cash and Equivalents and Short-term Investments: $81.9 million

Revenue

In today’s press release, we reported Q1 GAAP revenue of $78.6 million for the 13-week period ended April 2, 2011, compared with GAAP revenue of $58.8 million for Q1 of fiscal 2010, the 12-week period ended February 19, 2010.  Our GAAP revenue for Q1 of fiscal 2011 included $1.6 million from our NeuCo subsidiary.  GAAP revenue from Q1 of fiscal 2010 included $1.1 million from NeuCo.  Excluding this revenue from both periods, non-GAAP revenue was $77.0 million for Q1 of fiscal 2011 compared with $57.8 million for Q1 of fiscal 2010.  The 33% year-over-year increase in non-GAAP revenue is related to:

•                  A broad-based improvement year-over-year across our Litigation and Management Consulting businesses, with particular improvement in our international operations,

•                  The effect of the year-end holiday season reflected in our Q1 of fiscal 2010 results, but not in Q1 of fiscal 2011, due to our change in fiscal year-end, and

•                  The additional week of results in fiscal 2011.

Utilization

Q1 2011 utilization came in strong at 75% - our highest quarterly level in three and a half years.  This compares with 60% in Q1 of fiscal 2010 and 73% in Q4 of fiscal 2010.  The sharp year-over-year increase in utilization is primarily related to:

•                  The steady uptick in revenue and activity we experienced over the course of the past 12 months,

•                  The effect of the year-end holiday season reflected in our Q1 of fiscal 2010 results, but not in Q1 of fiscal 2011, due to our change in fiscal year-end, and

•                  Restructurings and cost reduction efforts we successfully implemented.

Gross Margin

Q1 of fiscal 2011 gross margin on a GAAP basis was 34.4%, compared with a GAAP gross margin of 31.3% in Q1 of fiscal 2010.  Non-GAAP gross margin for the first quarter, which excludes NeuCo, was 33.5% compared with non-GAAP gross margin of 30.6% in Q1 of fiscal 2010.  Client reimbursables were $10.4 million for Q1 of fiscal 2011, compared with $8.3 million for Q1 of fiscal 2010.  Therefore, although reimbursable expenses increased year-over-year by $2.1 million, as a percentage of revenue reimbursables decreased nearly one percent.  The remainder of the improvement in the GAAP and non-GAAP gross margin was principally the result of higher revenue in the current quarter and lower compensation costs as a percent of revenue.

SG&A Expenses

Q1 of fiscal 2011 SG&A expenses were $17.8 million, or 22.7% of revenue, on a GAAP basis, compared with GAAP SG&A expenses of $15.8 million, or 26.8% of revenue, in Q1 of fiscal 2010.  Non-GAAP SG&A expenses were $16.8 million, or 21.8% of revenue, for Q1 of fiscal 2011, significantly lower than the 25.3% of revenue in Q1 of fiscal 2010.  Commissions to non-employee experts, which are included in non-GAAP SG&A, represented 1.5% of revenue in the first quarter of 2011 and the first quarter of fiscal 2010, and 2.5% in the fourth quarter of fiscal 2010.  We continue to tightly manage our SG&A costs through ongoing productivity improvements and expense reduction efforts.

Depreciation & Amortization
Excluding NeuCo, on a non-GAAP basis, depreciation and amortization expense was relatively flat at approximately $1.3 million for Q1 of fiscal 2011, compared to Q1 of fiscal 2010.

Share-Based Compensation Expense
Share-based compensation expense was flat at approximately $1.7 million for Q1 of fiscal 2011, compared with Q1 of fiscal 2010.

Operating Income
On a GAAP basis, operating income was $7.9 million, or 10.1% of revenue in Q1 of fiscal 2011, compared with operating income of $1.3 million, or 2.3% of revenue last year.  Non-GAAP operating income was $7.7 million for Q1 of fiscal 2011, or 10.0% of revenue, compared with $1.8 million, or 3.2% of revenue, for Q1 of fiscal 2010.  This represents our first quarterly double-digit operating margin in two years.  The primary factors behind the substantial increase in operating margin are the year-over-year increase in revenue and improved utilization, which drove improved gross margin, and our strict management of SG&A expenses.

Interest and Other Income (Expense), net
In Q1 of fiscal 2011, interest and other income was an expense of $456,000 on a GAAP basis and $413,000 on a non-GAAP basis, compared with an expense of $805,000 on a GAAP basis and $775,000 on a non-GAAP basis in Q1 of fiscal 2010.  On a non-GAAP basis, the year-over-year change is attributable primarily to lower interest expense related to the repurchase of a significant portion of our convertible bonds during fiscal 2010.

Income Taxes
Our GAAP tax provision for Q1 of fiscal 2011 was $3.0 million, or a tax rate of 40.2%, compared with $436,000, or a tax rate of 81.5% in Q1 of fiscal 2010. Our non-GAAP tax provision for the quarter was $2.9 million, or an effective tax rate of 40.4%, compared with $605,000, or an effective tax rate of 57.6% for Q1 of fiscal 2010.  The lower tax rate this year is due primarily to improved performance in our foreign locations, lower statutory tax rates in certain foreign locations, the effect of our restructuring efforts in 2010, and overall improved company performance.

Q1 Net Income
Q1 of fiscal 2011 GAAP net income was $4.4 million, or $0.41 per diluted share, compared with GAAP net income of $266,000, or $0.02 per diluted share, for Q1 of fiscal 2010.  GAAP net income in Q1 of fiscal 2011 included $90,000 of net income associated with NeuCo and GAAP net income in Q1 of fiscal 2010 included a $180,000 loss associated with NeuCo.  Excluding these items from both periods, non-GAAP net income for Q1 of fiscal

2011 was $4.3 million, or $0.40 per diluted share, compared with $446,000, or $0.04 per diluted share for Q1 of fiscal 2010.

Key Balance Sheet Metrics
Turning to the balance sheet, billed and unbilled receivables at April 2, 2011 were $88.7 million, compared with $82.7 million on January 1, 2011.  Current liabilities at the end of Q1 were $89.5 million compared with $91.5 million on January 1, 2011.

Total DSOs in Q1 were 95 days consisting of 58 days of billed and 37 days of unbilled.  Total DSOs for our five-week transition period that ended on January 1, 2011 were 93 days, consisting of 61 billed and 32 days of unbilled.

Cash and Cash Flow
Cash and equivalents and short-term investments stood at $81.9 million at April 2, 2011, compared with $87.5 million at January 1, 2011.  We generated a healthy cash flow from operations in the period.  Net cash flow used in operating activities in Q1 was $2.9 million.  The decrease in cash and equivalents since the transition period was expected as we paid out annual bonuses in Q1 of fiscal 2011.  During Q1 of fiscal 2011, we did not repurchase any shares of our common stock or convertible bonds.  Our capital expenditures totaled approximately $2.5 million, compared with approximately $0.6 million in Q1 of fiscal 2010. The higher capex in Q1 of this year reflects our investment in a new financial system.

This concludes the prepared CFO remarks.

NON-GAAP FINANCIAL MEASURES

In addition to reporting its financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company has also provided in these remarks non-GAAP revenue, non-GAAP gross margin, non-GAAP SG&A, non-GAAP operating income, non-GAAP interest and other income, non-GAAP tax provision, non-GAAP net income, and non-GAAP net income per share.  The Company believes the use of non-GAAP measures in addition to GAAP measures is an additional useful method of evaluating its results of operations.  The Company believes that presenting its financial results excluding NeuCo’s results is important to investors and management because it is more indicative of its ongoing operating results and financial condition.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated.  The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Specifically, for the first quarters of fiscal 2011 and fiscal 2010, the Company has excluded NeuCo’s results.

SAFE HARBOR STATEMENT

Statements in these prepared CFO remarks concerning the future business, operating results, estimated cost savings, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s convertible debt offering and stock-based compensation, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, the risk of impairment write downs to the Company’s intangible assets, including goodwill, if the Company’s enterprise value declines below certain levels, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect its practice areas, management of new offices, the potential loss of clients, the ability of customers to terminate the Company’s engagements on short notice, dependence on the growth of the Company’s business consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, general economic conditions, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of these remarks.